Exhibit 10.4

AMENDMENT ONE

TO THE

UPS EXCESS COORDINATING BENEFIT PLAN

WHEREAS, United Parcel Service of America, Inc. (the “Employer”) maintains the UPS Excess Coordinating Benefit Plan (the “Plan”), amended and restated effective January 1, 2012; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Employer’s board of directors (the “Board”) may amend the Plan at any time; and

WHEREAS, the Employer desires to amend the plan as provided herein;

NOW THEREFORE, in consideration of the foregoing, the Plan is amended by as follows effective June 23, 2017:

1.

The following is added to the introductory section of the Plan:

Effective December 31, 2022, benefit accruals (other than PAF benefit interest credits) under the UPS Retirement Plan were frozen. Notwithstanding any other provisions of the Plan, benefit accruals (other than interest credits under the Coordinating PAF Benefit) are frozen effective December 31, 2022 and benefits under this Plan shall generally not increase after that date (other than on account of interest credits under the Coordinating PAF Benefit). All benefit formulas under this Plan shall be interpreted in accordance with the foregoing sentence.

2.

Section 1.3 is amended by adding the following:

Notwithstanding the foregoing, Benefit Service shall generally not increase after December 31, 2022.

3.

Section 1.8 is amended by adding the following:

For clarification, the Coordinating Final Average Compensation Formula is frozen effective December 31, 2022 and shall not take into account Benefit Service, International Benefit Service, or changes in compensation after that date.

4.

Section 1.10 is amended by adding the following:

For clarification, the Coordinating International Service Benefit is frozen effective December 31, 2022 and shall not take into account Benefit Service, International Benefit Service, or changes in compensation after that date.

5.

Section 1.22 is amended by adding the following:

Notwithstanding the foregoing, FAC shall not generally increase or decrease after December 31, 2022.

6.

The final sentence of Section 1.26 is replaced as follows:

Notwithstanding the forgoing, International Service shall not include (i) any years (or fractional years) of employment that are taken into account for purposes of computing a benefit under the UPS International Retirement Plan or any successor plan, (ii) any years (or fractional years) of employment after an individual ceases employment as an Eligible International Service Participant except to the extent provided in Exhibit B, or (iii) any period of time after December 31, 2022.

7.

Section 3.1(a) is amended by adding the following:

Notwithstanding any other provisions of the Plan, benefit accruals (other than interest credits under the Coordinating PAF Benefit) are frozen effective December 31, 2022 and no person’s benefit under this Plan shall generally increase or decrease after that date (other than on account of interest credits under the Coordinating PAF Benefit).

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IN WITNESS WHEREOF, the Board has caused this amendment to be executed this June 23rd day of June, 2017.

BOARD OF DIRECTORS OF UNITED PARCEL SERVICE OF AMERICA, INC.

By:	/s/ David Abney
Title:	Chairman
Date:	June 23, 2017

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